EXHIBIT B
                          CSW Energy, Inc.
                       Statements of Income
     For the Twelve Months Ended December 31, 1995 and 1994
                           (Unaudited)
                            ($000's)


Income:                                 12/31/95                12/31/94

        Income from Equity Invesments $  14,161               $   7,915
        Interest Income                  15,357                  13,432
        Construction Revenue                  0                  31,303
        Development Fee Income            2,628                   1,502
        Misc. Income                      4,692                   3,369

Total Income                             36,838                  57,521


Expenses:

        Construction Expense                  0                  37,649
        Depreciation and Amortization     1,409                     672
        Outside Services                  3,997                   4,526
        Provision for DFIT               15,594                  19,932
        Income Tax Benefit               (9,867)                (18,344)
        Expenses Transferred Out         (5,369)                 (7,587)
        Interest Expense                  9,811                   8,089
        General and Administrative
          Expense                        13,149                  10,647

Total Expenses                           28,724                  55,584

Net Income/(Loss)                         8,114                   1,937